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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

GULF ISLAND FABRICATION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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SEC 1913 (04-05)

GULF ISLAND FABRICATION, INC.

583 THOMPSON ROAD

HOUMA, LOUISIANA 70363

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 27, 2007

TO THE SHAREHOLDERS OF GULF ISLAND FABRICATION, INC.:

The annual meeting of shareholders of Gulf Island Fabrication, Inc. (the “Company”) will be held at 10:00 a.m., local time, on Friday, April 27, 2007, at the office of the corporation, 583 Thompson Road, Houma, Louisiana, for the following purposes, more fully described in the accompanying proxy statement:

1.	To elect two Class I directors.

2.	To transact such other business as may properly come before the meeting and any adjournments thereof.

The Board of Directors has fixed the close of business on February 28, 2007 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and all adjournments thereof.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the annual meeting, please mark, date and sign the enclosed proxy card and return it promptly in the enclosed stamped envelope. Furnishing the enclosed proxy will not prevent you from voting in person at the annual meeting should you wish to do so.

By Order of the Board of Directors

ROBIN A. SEIBERT

Secretary

Houma, Louisiana

April 4, 2007

GULF ISLAND FABRICATION, INC.

583 THOMPSON ROAD

HOUMA, LOUISIANA 70363

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 27, 2007

This Proxy Statement is furnished to shareholders of Gulf Island Fabrication, Inc. (the “Company”) in connection with the solicitation of proxies on behalf of the Company’s Board of Directors for use at its annual meeting of shareholders to be held at the date, time and place set forth in the accompanying notice and at any adjournment thereof (the “Meeting”). This Proxy Statement is being mailed to shareholders on or about April 5, 2007.

On February 28, 2007, the record date for determining shareholders entitled to notice of and to vote at the Meeting, the Company had outstanding 14,120,533 shares of common stock (“Common Stock”), each of which is entitled to one vote on all matters to be considered at the Meeting.

Shares represented by all properly executed proxies on the enclosed form received in time for the Meeting will be voted at the Meeting. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. Unless revoked, the proxy will be voted as specified and, if no specifications are made, will be voted in favor of the proposed nominees as described herein.

Management has not received any notice that a shareholder desires to present any matter for action by shareholders at the Meeting and is unaware of any matter for action by shareholders at the Meeting other than the matters described in the accompanying notice. The enclosed proxy will, however, confer discretionary authority with respect to any other matter that may properly come before the Meeting or any adjournment thereof. It is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on any such matter.

The cost of soliciting proxies will be borne by the Company. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward solicitation materials to the beneficial owners of the shares of Common Stock of the Company; upon request, the Company will reimburse such persons for reasonable out-of-pocket expenses incurred in connection therewith. We may have our employees or other representatives (who will receive no additional compensation for their services) solicit proxies by telephone, telecopy, or other means.

Quorum and Voting

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum. Shareholders voting, or abstaining from voting, by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, (i) the election of the two directors to be elected at the Meeting will be determined by plurality vote (that is, the two nominees receiving the largest number of votes will be elected) and (ii) a majority of votes actually cast will decide any other matter properly brought before the Meeting for a vote of shareholders. Shareholders for which proxy authority to vote for any nominee for election as a director is withheld by the shareholder and shares that have not been voted by brokers who may hold shares on behalf of the beneficial owners (“broker non-votes”) will not be counted as voted for the affected nominee. With respect to all other matters, shares not voted as a result of abstentions will have the same effect as votes against those matters, but broker non-votes will not be considered as voted for purposes of determining whether or not a majority of votes were cast for such matters.

Shareholder Proposals And Nominations For 2008 Annual Meeting

Any shareholder who wishes to bring a matter, other than shareholder nominations of directors, before the 2008 annual meeting must notify the Secretary of the Company, in writing at the address shown on the first page of this Proxy Statement, no later than February 20, 2008. However, if the date of the 2008 annual meeting is changed by more than 30 calendar days from the date of the 2007 annual meeting, the notice must be received by the Secretary of the Company at least 45 days prior to the date the Company intends to distribute its proxy materials with respect to the 2008 annual meeting.

If a shareholder does not provide such notice timely, the chairman of the 2008 annual meeting may exclude the matter and, if the chairman so elects, the matter will not be acted upon at the meeting. If the chairman does not exclude the matter, proxies solicited on behalf of the Board of Directors for the 2008 annual meeting will confer discretionary authority to vote with respect to any such matter, as permitted by the proxy rules of the Securities and Exchange Commission (“SEC”).

Shareholders intending to nominate a director at the 2008 annual meeting of shareholders may do so if they comply with the Company’s Amended and Restated Articles of Incorporation by furnishing timely written notice containing specified information concerning, among other things, information about the nominee and the shareholder making the nomination. See “Corporate Governance—Consideration of Director Nominees” for more information.

Any shareholder who desires to present a proposal for inclusion in the Company’s proxy materials for the 2008 annual meeting must forward the proposal in writing to the Secretary of the Company at the address shown on the first page of this Proxy Statement in time to arrive at the Company no later than December 7, 2007, and the proposal must comply with applicable federal proxy rules.

CORPORATE GOVERNANCE

Ethics and Business Conduct Policies

The Company has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers (the “Code of Ethics”) and a Code of Business Conduct and Ethics, which applies to all employees and directors, including the Chief Executive Officer and senior financial officers of the Company. These codes are posted on the Company’s website at www.gulfisland.com. Any substantive amendments to the Code of Ethics or any waivers granted under the Code of Ethics will be disclosed as required by applicable SEC rules and the listing standards of the Nasdaq Stock Market, L.L.C. (“Nasdaq”).

Board Structure and Committee Composition

During 2006, the Board of Directors consisted of nine members. The Board of Directors held five regularly-scheduled meetings and one special meeting during 2006. On February 14, 2007, Hugh J. Kelly announced that he would retire from the Board effective on the date of the Meeting, and on March 19, 2007, Thomas E. Fairley announced that he was resigning from the Board effective immediately in order to pursue other interests. The Board determined that it would not fill the vacancy left by Mr. Fairley’s departure, and on March 27, 2007, the Board adopted an amendment to the Company’s bylaws reducing the size of the Board to eight directors.

The Board has established two standing committees: an Audit Committee and a Compensation Committee. Each committee operates under a written charter adopted by the Board, which are available on our website at www.gulfisland.com. The composition of Board committees is reviewed and re-determined each year at the initial meeting of the Board after the annual meeting of shareholders. During 2006, each of the Company’s incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he served during the periods of his Board membership and committee service.

Audit Committee

During 2006, the Audit Committee consisted of the following four directors: Gregory J. Cotter (Chairman), Thomas E. Fairley, Hugh J. Kelly and Ken C. Tamblyn. Following the Meeting, the Audit Committee will consist of three directors, namely Mr. Cotter (Chairman), Mr. Tamblyn, and Mr. John P. “Jack” Laborde. Each of these directors is “independent” as such term is defined in Nasdaq’s listing standards, and also satisfies the additional requirements applicable to an audit committee member under the Nasdaq listing standards. The Board has determined that Mr. Ken C. Tamblyn is an “audit committee financial expert” as such term is defined in the applicable rules of the SEC.

The Audit Committee met ten times during 2006. The Audit Committee’s primary function is to assist the Board in fulfilling its oversight responsibilities by monitoring (i) the Company’s continuing development and performance of its system of financial reporting, auditing, disclosure controls and procedures and internal control over financial reporting, (ii) the operation and integrity of its financial reporting system, (iii) the performance and qualifications of the Company’s independent (external) and internal auditors, and (iv) the independence of the Company’s independent auditors.

Compensation Committee

The Compensation Committee consists of the following four directors: Huey J. Wilson (Chairman), Gregory J. Cotter, Alden J. (“Doc”) Laborde, and John P. (“Jack”) Laborde. Each of these directors is “independent” as such term is defined in Nasdaq’s listing standards. The Compensation Committee, which met once in 2006, (i) reviews, approves and recommends to the Board the Company’s goals and objectives relating to the compensation of the Company’s officers and the compensation of the President of each of the Company’s subsidiaries (including the specific relationship of corporate performance to such officers’ compensation), (ii) evaluates at least annually the performance of the Company’s officers and the performance of the President of each of the Company’s subsidiaries in light of these goals and objectives, (iii) recommends to the Board the compensation of the Company’s officers and the compensation of the President of each of the Company’s subsidiaries based on such evaluations, (iv) awards grants under the Company’s incentive compensation plans and programs, (v) otherwise administers the Company’s incentive compensation plans and programs, (vi) recommends to the Board the compensation of the Company’s non-employee directors, and (vii) performs such other functions as may be prescribed by the Board.

The Compensation Committee seeks the input of our chief executive officer in connection with the performance evaluation and compensation decisions for our other executive officers; however, the chief executive officer is not present when the Compensation Committee meets to evaluate his performance and determine his compensation. The terms of our stock incentive plans permit the Compensation Committee to delegate to appropriate personnel its authority to make awards to employees other than those subject to Section 16 of the Exchange Act, however, the Compensation Committee has not delegated this authority to any individual.

Board Independence

The Board has determined that seven of our current eight directors are “independent” as such term is defined in Nasdaq’s listing standards. In making this determination, the Board evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the Company and management. In its review of director independence, the Board considered all commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the Company or management. Mr. Kerry J. Chauvin, the Chairman of the Board, President and Chief Executive Officer of the Company, is not independent as defined by Nasdaq. Mr. John A. Wishart, a director nominee, will not be independent if elected at the Meeting due to his position as an executive officer of Technip USA, the indirect parent of Aransas Partners, formerly known as Gulf Marine Fabricators (“Aransas”), which holds approximately 11% of the Company’s outstanding Common Stock and is engaged in certain business transactions with the Company, namely a Cooperation Agreement. See “Certain Transactions.” Further, Mr. David W. Sverre, a director, was not considered independent until December 2006 due to his position as an executive of Technip USA. Effective December 1, 2006, Mr. Sverre terminated his employment with Technip USA and became an employee of Advanced Production and Loading ASA, which is not affiliated with Technip or the Company.

Consideration of Director Nominees

The Board of Directors has elected not to have a separate nominating committee. The Board made this determination after considering its nomination process and concluding that as many directors as possible should participate in that process. As stated above, the Board has determined that all of its current directors are independent under Nasdaq’s listing standards other than Mr. Chauvin, who is not considered independent because he is an officer of the Company, and Mr. Wishart, a director nominee, because of his relationship with Aransas. Accordingly, the Board has decided that nominations of directors and related matters will be considered and voted upon by all of the independent directors while meeting in executive session. In this manner, should the proposed slate of directors be elected, all but two of the directors will be involved in the nominations process.

In evaluating the suitability of nominees for membership on the Board, the independent directors consider many factors, including personal and professional integrity, general understanding of the industry, finance and other elements relevant to the success of a publicly-traded company in today’s business environment, educational and professional background, and independence. The independent directors evaluate each individual in the context of the Board as a whole, with the objective of nominating persons for election to the Board who can best perpetuate the success of the Company’s business, be an effective director in conjunction with the full Board, and represent shareholder interests through the exercise of sound judgment using their diversity of experience in these various areas.

The independent directors will regularly assess the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that any vacancies are anticipated, or otherwise arise, the independent directors will consider various potential candidates for director who may come to the attention of the Board through current board members, professional search firms, shareholders or other persons. Each candidate brought to the attention of the Board is considered on the basis of the criteria set forth above.

The Board is open to suggestions from our shareholders on candidates for election to the Board. Any shareholder may suggest a nominee by sending the following information to the Board: (i) the proposing shareholder’s name, address and telephone number, (ii) the number of shares of Common Stock beneficially owned by the proposing shareholder and the suggested nominee, (iii) the suggested nominee’s name, age, business and residential addresses and telephone number, (iii) a statement whether the suggested nominee knows that his or her name is being suggested by the proposing shareholder, and whether he or she has consented to being suggested and is willing to serve, (iv) the suggested nominee’s résumé or other description of his or her background and experience, and (v) the proposing shareholder’s reasons for suggesting that the individual be considered. The information should be sent to the Board addressed as follows: Secretary of Gulf Island Fabrication, Inc., 583 Thompson Road, Houma, Louisiana 70363, and the Secretary will forward the information to the independent directors. In addition, pursuant to the agreement with Aransas described in “Certain

Transactions,” Aransas may recommend a candidate for nomination to the Board of Directors provided it and its affiliates continue to hold at least 5% of the Company’s Common Stock, and subject to the Board’s ultimate determination of the candidate’s suitability for nomination.

The Company’s Amended and Restated Articles of Incorporation also permit shareholders to directly nominate directors for consideration at an annual shareholder meeting. In general, to be timely, a shareholder’s notice must be in writing, must include certain specified information about the nominee and the shareholder making the nomination, and must be received by the Secretary of the Company at our principal executive offices no less than 45 days or more than 90 days prior to the shareholder meeting.

Executive Sessions; Communications with the Board; Meeting Attendance

The Board has adopted a policy providing that the independent directors will meet in executive session at each regularly-scheduled Board meeting, or more frequently if necessary. Under this policy, the chair of each executive session meeting will be chosen by the independent directors, by majority vote, immediately prior to the convening of each such meeting.

Any shareholder may communicate with our Board (or with any individual director) by sending a letter by mail addressed to the Chairman of the Board of Gulf Island Fabrication, Inc., 583 Thompson Road, Houma, Louisiana 70363. The Chairman of the Board will forward the shareholder’s communication directly to the appropriate director or directors.

The Board has adopted a policy that recommends that all directors personally attend each annual and special meeting of the Company’s shareholders. At the last annual meeting of shareholders held on April 26, 2006, all of the directors then in office were in attendance.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership to the SEC. Officers, directors and greater than 10% stockholders are required by the regulations of the SEC to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of copies of such reports received by it and written representations from certain persons that no other reports were required for those persons, the Company believes that all filing requirements applicable to its officers, directors and greater than 10% stockholders were complied with for the fiscal year ended December 31, 2006, except the following: Mr. Chauvin inadvertently failed to timely report the purchase of 57.692 shares of Common Stock on November 17, 2006, but such transaction was subsequently reported on a Form 5 filed January 18, 2007. Mr. John P. Laborde failed to timely report a gift of 420 shares of common stock on December 23, 2005, but such transaction was subsequently reported on a Form 5 filed January 18, 2007, and Aransas Partners, through its ultimate parent company Technip-Coflexip USA Holdings, Inc., failed to timely file a Form 3 to report its acquisition of 1,589,067 shares of common stock on January 31, 2006, although the Form 3 was subsequently filed on September 8, 2006.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, none of Messrs. Wilson (Chairman), Cotter, Alden J. Laborde, or John P. Laborde, who comprise the Compensation Committee, were officers or employees of the Company or any of its subsidiaries. Alden J. Laborde was Chief Executive Officer of the Company from 1986 to 1990. No other member of the Compensation Committee is a former officer of the Company.

In connection with the initial public offering of its Common Stock, the Company entered into registration rights agreements (the “Registration Rights Agreements”) with Alden J. Laborde and Huey J. Wilson, pursuant to which each of them has one remaining right to require the Company to register shares of Common Stock owned by him under the Securities Act of 1933. If either one of them makes such a demand, the other one is entitled to include his shares in such registration. If the Company proposes to register any Common Stock under the Securities Act in connection with a public offering, each of Messrs. Laborde and Wilson may require the Company to include all or a portion of the shares of Common Stock held by such shareholder. The Company has agreed under the Registration Rights Agreements to pay all the expenses of registration, other than underwriting discounts and commissions.

DIRECTOR COMPENSATION

In 2006, each non-employee director, except Messrs. Cotter and Tamblyn, received an annual fee of $18,000 for his services as a director. Mr. Cotter, as Chairman of the Audit Committee, and Mr. Tamblyn, as the Audit Committee Financial Expert, each received an annual fee of $20,000. In addition, each non-employee director received an attendance fee of $1,500 for each Board or committee meeting attended in person and $1,000 for each meeting attended via telephone conference call. Multiple board and/or committee meetings that are held on the same day would generate only a single meeting fee. All directors are reimbursed for reasonable out-of-pocket expenses incurred in attending Board and committee meetings.

The table below summarizes the compensation paid to our directors during 2006, with the exception of Mr. Chauvin. Mr. Chauvin did not receive any compensation as a director and his compensation as an executive of our company is fully reflected in the Summary Compensation Table on page 12. Pursuant to an agreement between Mr. Sverre and his former employer, Technip USA, all compensation earned by Mr. Sverre as a director of our company during 2006 was paid directly to Technip USA.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Mr. Cotter	39,125	—	39,125
Mr. Fairley (1)	35,125	—	35,125
Mr. Kelly (2)	33,125	—	33,125
Mr. A. Laborde	27,625	—	27,625
Mr. J. Laborde	27,625	—	27,625
Mr. Sverre (3)	18,500	—	18,500
Mr. Tamblyn	37,125	—	37,125
Mr. Wilson	26,625	—	26,625

(1)	Mr. Fairley resigned from our board effective March 19, 2007.
(2)	Mr. Kelly will retire upon completion of his term on the date of the Meeting.
(3)	All fees earned by Mr. Sverre during 2006, while employed with Technip USA, were paid to his former employer.

ELECTION OF DIRECTORS

The Company’s Amended and Restated Articles of Incorporation provide for a Board of Directors consisting of three classes, with the number of directors to be set forth in the Company’s By-laws. Pursuant to the By-laws, the number of directors has been set at eight. The term of office of the Class I directors will expire at the Meeting, and, in accordance with the recommendations of the independent directors, the Board has nominated the two persons listed as the Class I nominees in the table below for election to the Board of Directors for a term expiring in 2010. Mr. Wishart was recommended for nomination to the Board by Aransas as described above.

The Board of Directors recommends that shareholders vote FOR the election of the nominees. Proxies cannot be voted for more than two candidates. In the absence of contrary instructions, the proxy holders will vote for the election of the two nominees listed below. In the unanticipated event that any nominee is unavailable as a candidate for director, the persons named in the accompanying proxy will vote for a substitute candidate nominated by the Board of Directors.

Information about the Directors and Executive Officers

The following table sets forth, as of March 1, 2007, for each nominee, each other director of the Company whose term will continue after the Meeting and each of the executive officers of the Company, the age, positions with the Company, and principal occupations and employment during the past five years of each such person, any family relationships among such persons, and, if a nominee or a director, each person’s directorships in other public corporations and the year that he was first elected a director of the Company or its predecessor. All executive officers serve at the pleasure of the Board of Directors of the Company.

Name and Age	Positions with the Company, Principal Occupations, Directorships in Other Public Corporations, and Family Relationships	Director Since
Nominees for Election as Class I Director (term expires in 2010)
Ken C. Tamblyn, 63	Director of the Company. Private Investor. Member of the Board of Directors of the Bristow Group, Inc.	2003
John A. Wishart, 48	Nominee for director of the Company. President and Chief Executive Officer of Technip USA since February 2007. Senior Vice-President for Technip from January 2003 to January 2005.	N/A

Continuing Class II Directors (term expires in 2008)
Gregory J. Cotter, 58	Director of the Company. Director, President and Chief Operating and Financial Officer of Huey Wilson Interests, Inc., a financial and business management company.	1985
John P. (“Jack”) Laborde, 57	Director of the Company. President of Overboard Holdings, L.L.C. (“Overboard”), a management company engaged in oil and gas exploration and development since January 2002. Chief Executive Officer of All Aboard Development Corporation (“All Aboard”), an independent oil and gas exploration and production company, since 1996. President of All Aboard since 1997. All Aboard is currently being managed by Overboard. Son of Alden J. Laborde.	1997
David W. Sverre, 51	Director of the Company. Chief Operating Officer for Advanced Production and Loading ASA since December 2006. Executive Vice-President for Construction and Operations—Technip USA from February 2006 to November 2006. President of Gulf Marine Fabricators from November 2004 to February 2006. Senior Project Director for Technip USA from August 1998 to May 2003	2006

Continuing Class III Directors (term expires in 2009)
Kerry J. Chauvin, 59	Chairman of the Board of the Company since April 2001. President and Chief Executive Officer of the Company.	1985

Alden J. (“Doc”) Laborde, 91	Director of the Company. Chairman of the Board of the Company from 1987 to April 2001. Father of John P. Laborde.	1985

Huey J. Wilson, 79	Director of the Company. Chairman of the Board and Chief Executive Officer of Huey Wilson Interests, Inc.	1997

Name and Age	Positions with the Company, Principal Occupations, Directorships in Other Public Corporations, and Family Relationships	Director Since
Executive Officers not Serving as Directors
Kirk J. Meche, 44	Executive Vice President—Operations of the Company. President and Chief Executive Officer of Gulf Marine Fabricators from February 2006 to October 2006. President and Chief Executive Officer of Gulf Island, L.L.C., a wholly-owned fabrication subsidiary of the Company, from February 2001 until January 2006.	N/A

Murphy A. Bourke, 62	Executive Vice President—Marketing of the Company. Vice President—Marketing of the Company until December 1999.	N/A

Joseph P. Gallagher, III, 56	Vice President—Finance, Chief Financial Officer and Treasurer of the Company.	N/A

William G. Blanchard, 48	President and Chief Executive Officer of Gulf Island, L.L.C. since February 2006. Estimating Department Manager of Gulf Island, L.L.C. from January 2000 until January 2006.	N/A

Robert C. Anderson, II, 50	President and Chief Executive Officer of Gulf Marine Fabricators since October 2006. J. Ray McDermott from June 1981 until October 2006 in various management capacities and most recently as Executive Project Director.	N/A

STOCK OWNERSHIP

The following table sets forth, as of March 20, 2007, certain information regarding beneficial ownership of Common Stock by (i) each director of the Company, (ii) each Named Executive Officer of the Company, (iii) each director nominee, (iv) all directors and executive officers of the Company as a group, and (v) each other shareholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock. Unless otherwise indicated, the Company believes that the shareholders listed below have sole investment and voting power with respect to their shares based on information furnished to the Company by such shareholders.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Outstanding Common Stock(2)
Murphy A. Bourke	26,800		*
Kerry J. Chauvin	161,457		1.1%
Gregory J. Cotter	5,000		*
Joseph P. Gallagher, III	44,600		*
Hugh J. Kelly	4,000		*
Alden J. Laborde (3)	1,054,000	(4)	7.5%
John P. Laborde	21,349	(5)	*
Kirk J. Meche	33,202		*
David W. Sverre	0		*
Ken C. Tamblyn	500		*
Huey J. Wilson	456,500		3.2%
John A. Wishart	0		*
All directors and executive officers as a group (14 persons)	1,823,887		12.8%
Aransas Partners (6)	1,589,067	(7)	11.3%
St. Denis J. Villere & Company, L.L.C. (8)	1,291,287	(9)	9.1%

*	Less than one percent.
1.	Includes shares that could be acquired within sixty days after March 20, 2007, upon the exercise of options granted pursuant to the Company’s stock incentive plans, as follows: Mr. Chauvin, 56,000 shares; Mr. Gallagher, 13,400 shares; Mr. Meche, 23,500 shares; and all directors and executive officers as a group, 117,900 shares.
2.	Based on 14,145,833 shares of Common Stock outstanding as of March 20, 2007.
3.	The address of Mr. Laborde is 400 Poydras Street, Suite 1560, New Orleans, Louisiana 70130.
4.	Mr. Laborde has sole voting and dispositive power with respect to 9,300 shares and shares voting and dispositive power with respect to 1,054,700 shares, of which 924,700 are held by Starboard Enterprises, L.L.C. (“Starboard”), 20,000 are held by All Aboard Development Corporation (“All Aboard”) and 100,000 are held by the Almar Foundation, a charitable Louisiana trust of which Mr. Laborde serves as a trustee and as to which shares he disclaims beneficial ownership. Mr. Laborde holds a majority equity interest in each of Starboard and All Aboard. The address of each of Starboard and All Aboard is 400 Poydras Street, Suite 1560, New Orleans, LA 70130.
5.	Mr. Laborde has sole voting and dispositive power with respect to 19,480 shares and shares voting and dispositive power with respect to 1,869 shares, of which 1,849 are held by Starboard and 20 are held by All Aboard.
6.	The address of Aransas Partners is 11700 Old Katy Road, Houston, Texas 77079.
7.	Based on information contained in the Schedule 13G filed with the SEC on September 18, 2006, Gulf Deepwater Fabricators, Inc. and Gulf Deepwater Yards, Inc., as the sole partners of Aransas Partners, and Technip-Coflexip USA Holdings, Inc., as the parent of each corporation, share voting and dispositive power over the 1,589,067 shares of Common Stock held by Aransas Partner.
8.	The address of St. Denis J. Villere & Company, L.L.C. is 601 Poydras St., Suite 1808, New Orleans, LA 70130.
9.	Based on information obtained from St. Denis J. Villere & Company, L.L.C., it has sole power to vote and sole power to dispose or direct the disposition of 1,162,158 shares and shared power to vote and shared power to dispose or direct the disposition of 1,254,287 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives

The Compensation Committee of our Board of Directors reviews, analyzes and recommends compensation programs to the Board and administers and approves award grants under the Company’s incentive compensation plans. Our compensation program is designed to provide a competitive level of compensation that will attract and retain talented executives and provide incentives that will reward both short- and long-term results.

All of our employment relationships with our executive officers, including our chief executive officer, are at-will relationships. Although the Compensation Committee has considered the use of employment agreements at the executive level in the past, it does not believe such agreements would provide any appreciable retentive or motivational value.

For 2006, the Compensation Committee reviewed and quantified all components of Mr. Chauvin and the other executive officers’ compensation, including salary, non-equity and equity incentive plan compensation, accumulated realized and non-realized stock option gains, and the incremental cost to the Company of all perquisites and other benefits. Based on this review, the committee determined that such officers’ total compensation in the aggregate is reasonable and competitive.

Compensation and Equity Grant Procedures

Neither the committee nor management has engaged the services of a compensation consultant. Although we have not formally benchmarked our compensation to the compensation paid by our peers and competitors, we have designed our executive compensation program based on our general understanding of the compensation paid in the marine construction industry. Mr. Chauvin, our chief executive officer, attends the Compensation Committee’s meetings, assists in the committee’s evaluation of executive officer performance (other than himself), and recommends the specific elements and amounts of compensation to be paid to the other executive officers. Mr. Chauvin is not present or otherwise involved when the committee reviews his performance and develops recommendations regarding his compensation.

Since 2000, the Board and Compensation Committee have scheduled meetings at the end of each fiscal year to review the performance of the Company and its executives. This meeting is generally scheduled approximately one year in advance, and is scheduled to fall within a window during which directors and officers are permitted to trade following the release of the Company’s earnings for the third quarter of that year. At this meeting, all compensation decisions and recommendations are made, including recommendations regarding base salaries of the executive officers and the adoption of a cash incentive program for the following fiscal year, and determining whether any equity awards will be made. To the extent stock options or restricted stock are awarded in a given year, the grant is made by the Compensation Committee at this year-end meeting, and the exercise price of any options granted is equal to the closing price of our Common Stock on the date of the meeting. The Compensation Committee has not delegated authority to any officer to grant equity awards, and has not historically granted equity awards to new hires or other employees at other times during the year.

Components of Executive Compensation

The Company’s executive officer compensation for 2006 included (i) salaries, (ii) annual cash incentive bonuses, and (iii) long-term incentive compensation in the form of restricted stock.

Salaries. The salaries of Mr. Chauvin, the principal executive officer, Mr. Gallagher, the principal financial officer, the other executive officers of the Company are based on their individual levels of responsibility, the Compensation Committee’s subjective assessment of their performance, and the Compensation Committee’s general knowledge of the competitive compensation levels in the marine construction industry.

Annual Cash Incentives. The Company has no formal bonus plan, but has adopted an annual incentive compensation program that ties a portion of executive compensation to the annual performance of the Company. Under this program, the Company’s executive officers are paid bonuses equal to a specified percentage of the Company’s income before taxes and before deduction of the executive bonuses based on each officer’s level of responsibility. The percentages used to calculate the incentive payments for 2006 are described under the “Grants of Plan-Based Awards” section below.

Restricted Stock. In 2006, the Company provided long-term incentives to executive officers in the form of restricted stock granted under the Company’s 2002 Long-Term Incentive Plan. This is the second year the Compensation Committee has utilized restricted stock as a long-term incentive vehicle. The Committee decided to grant shares of restricted stock after a general review of the compensation practices of its competitors and peers in the marine construction industry and after consideration of the accounting treatment of stock options following the Company’s adoption of FASB Statement 123R. The restricted stock grants are intended to reinforce the relationship between compensation and increases in the market price of the Common Stock and to align the executive officers’ financial interests with that of the Company’s shareholders. The size of awards was based upon the position of each participating officer and the Compensation Committee’s subjective assessment of each participant’s individual performance.

Perquisites. We also provide very limited perquisites and personal benefits to certain of our executive officers, consisting of automobile related expenses and benefits. However, the aggregate value of these benefits for each of our executive officers did not exceed $10,000.

Post-Employment Compensation

We maintain a retirement plan qualified under Section 401(k) of the Internal Revenue Code in which all of our executive officers participate. This plan is available to all qualified employees and, other than this plan, we do not provide other forms of post-employment compensation to our executives.

Section 162(m)

Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to certain highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. The Compensation Committee does not expect the restricted stock granted to executive officers, as discussed above, to qualify for the exclusion from the deduction limitation under Section 162(m). The Compensation Committee intends to continue to establish executive officer compensation programs that will maximize the Company’s income tax deduction, assuming the Compensation Committee determines that such actions are consistent with its philosophy and in the best interest of the Company and its shareholders.

Compensation Committee Report

The Compensation Committee of our board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

Huey J. Wilson, Chairman	Gregory J. Cotter	Alden J. Laborde	John P. Laborde

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Kerry J. Chauvin	2006	$405,000	$36,000	$120,000	$312,704	$18,971	$892,675
Chairman of the Board, President and Chief Executive Officer
Kirk J. Meche	2006	205,000	18,000	60,000	140,774	13,921	437,695
Executive Vice President—Operations
Murphy A. Bourke	2006	198,000	12,000	48,000	125,106	13,585	396,691
Executive Vice President—Marketing
Joseph P. Gallagher III	2006	175,000	12,000	48,000	125,106	12,340	372,446
Vice President—Finance, Chief Financial Officer and Treasurer
William G. Blanchard	2006	141,102	5,000	14,000	44,908	8,792	213,802
Vice-President Gulf Island, L.L.C.

(1)	Reflects the compensation cost recognized by the Company in 2006 in accordance with FAS 123R, which reflects the fair value of all stock-based compensation in earnings based on the related vesting schedule. See Note 16 entitled “Long-Term Incentive Plans” of the notes to our audited financial statements included in our Annual Report on Form 10-K for fiscal 2006 for an explanation of the valuation method and material assumptions applied in calculating fair value.
(2)	See “Grants of Plan-Based Awards” below for a description of our non-equity incentive plan.
(3)	Includes (i) matching and profit-sharing contributions to the Company’s 401(k) plan, (ii) premium payments under a long-term disability insurance plan, which premium payments are attributable to benefits in excess of those benefits provided generally for other employees, and (iii) dividends paid on unvested restricted stock awards, as set forth below:

Name	401(k) Plan Contributions ($)	Disability Insurance Premiums ($)	Dividends on Restricted Stock ($)
Mr. Chauvin	$14,296	$420	$2,010
Mr. Meche	10,057	420	1,005
Mr. Bourke	12,475	420	690
Mr. Gallagher	11,230	420	690
Mr. Blanchard	6,137	420	255

Grants of Plan-Based Awards

During Fiscal Year 2006

On December 8, 2006, the Compensation Committee granted shares of restricted stock to our named executive officers, as indicated in the table below. The restricted stock vests in annual 20% increments, beginning on the first anniversary of the date of grant and dividends will be paid on the restricted stock to the same extent dividends are paid on unrestricted shares of our Common Stock. During 2006, we paid a quarterly dividend of $0.075 per share on the shares of our common stock outstanding, including the outstanding shares of restricted stock, although the future declaration and payment of dividends is at the discretion of our board. Shares of restricted stock that have not vested will be forfeited in the event that the officer’s employment is terminated for any reason (except in connection with a change of control).

The “non-equity incentive plan awards” reflect compensation awarded to our executive officers pursuant to our annual incentive compensation program. Under the program, our executive officers received awards equal to a specified percentage of the Company’s income before taxes for fiscal year 2006, before deduction of the executive bonuses. In December 2005, our Compensation Committee recommended the percentages to be received by Messrs. Chauvin, Meche, Bourke, Gallagher and Blanchard for 2006 as 1.00%, .45%, .40%, .40% and .10%, respectively, and provided that Mr. Blanchard would also receive .12% of Gulf Island, L.L.C.’s income before taxes and before deduction of the executive bonus.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock Awards ($)
		Target ($) (1)
Kerry J. Chauvin	12/08/06	—	6,700	$263,980
		$201,422
Kirk J. Meche	12/08/06	—	3,350	131,990
		94,878
Murphy A. Bourke	12/08/06	—	2,300	90,620
		84,913
Joseph P. Gallagher III	12/08/06	—	2,300	90,620
		80,964
William G. Blanchard	12/08/06	—	1,650	65,010
		37,547

(1)	The estimated target payouts reflected represent amounts payable to the named executive officers based on fiscal year 2005 performance. The amounts actually paid to the named executive officers for 2006 pursuant to this non-equity incentive plan are reflected in the Summary Compensation Table.
(2)	The shares of restricted stock were granted under the Company’s 2002 Long-Term Incentive Plan. The restricted stock vests in annual 20% increments, beginning on the first anniversary of the date of grant and dividends will be paid on the restricted stock to the same extent dividends are paid on unrestricted shares of Common Stock.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2006, the named executive officers had the following outstanding equity awards.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
	Exercisable		Unexercisable
Kerry J. Chauvin	25,000 20,000 16,000 12,000 8,000	(1) (2) (3) (4) (5)	0 0 4,000 8,000 12,000	(3) (4) (5)	$15.00 11.68 15.63 16.69 21.85	11/17/2010 12/11/2011 12/05/2012 12/11/2013 12/10/2014	12,060	(6)	$445,014

Kirk J. Meche	5,500 8,000 6,000 4,000	(2) (3) (4) (5)	0 2,000 4,000 6,000	(3) (4) (5)	11.68 15.63 16.69 21.85	12/11/2011 12/05/2012 12/11/2013 12/10/2014	6,030	(6)	222,507

Murphy A. Bourke	0 0 0		1,500 3,000 4,500	(3) (4) (5)	15.63 16.69 21.85	12/05/2012 12/11/2013 12/10/2014	4,140	(6)	152,766

Joseph P. Gallagher III	10,000 0 400 3,000	(2) (4) (5)	0 1,500 3,000 4,500	(3) (4) (5)	11.68 15.63 16.69 21.85	12/11/2011 12/05/2012 12/11/2013 12/10/2014	4,140	(6)	152,766

William G. Blanchard	480 1,600 1,500 1,000	(2) (3) (4) (5)	0 400 1,000 1,500	(3) (4) (5)	11.68 15.63 16.69 21.85	12/11/2011 12/05/2012 12/11/2013 12/10/2014	2,330	(6)	85,977

(1)	Award vested in 20% increments beginning November 17, 2001, and on each of the four subsequent anniversaries thereof.
(2)	Award vested in 20% increments beginning December 11, 2002, and on each of the four subsequent anniversaries thereof.
(3)	Award vests in 20% investments beginning December 5, 2003, and on each of the four subsequent anniversaries thereof.
(4)	Award vests in 20% investments beginning December 11, 2004, and on each of the four subsequent anniversaries thereof.
(5)	Award vests in 20% investments beginning December 10, 2005, and on each of the four subsequent anniversaries thereof.

(6)	The unvested shares of restricted stock held by the named executive officers will vest as set forth below:

Name	Shares of Restricted Stock	Vesting Schedule
Mr. Chauvin	5,360	25% on December 9, 2007 and on each of the three subsequent anniversaries thereof
	6,700	20% on December 8, 2007 and on each of the four subsequent anniversaries thereof
Mr. Meche	2,680	25% on December 9, 2007 and on each of the three subsequent anniversaries thereof
	3,350	20% on December 8, 2007 and on each of the four subsequent anniversaries thereof
Mr. Bourke	1,840	25% on December 9, 2007 and on each of the three subsequent anniversaries thereof
	2,300	20% on December 8, 2007 and on each of the four subsequent anniversaries thereof
Mr. Gallagher	1,840	25% on December 9, 2007 and on each of the three subsequent anniversaries thereof
	2,300	20% on December 8, 2007 and on each of the four subsequent anniversaries thereof
Mr. Blanchard	680	25% on December 9, 2007 and on each of the three subsequent anniversaries thereof
	1,650	20% on December 8, 2007 and on each of the four subsequent anniversaries thereof

Option Exercises and Stock Vested

During Fiscal Year 2006

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Kerry J. Chauvin	52,600	$1,314,624	1,340	$52,796
Kirk J. Meche	16,000	375,767	670	26,398
Murphy A. Bourke	15,800	219,811	460	18,124
Joseph P. Gallagher III	55,700	1,169,900	460	18,124
William G. Blanchard	3,760	70,445	170	6,698

(1)	Reflects the closing market price of the shares on the vesting date.

Potential Payments Upon Termination or Change-in-Control

Pursuant to the terms of our stock incentive plans and the agreements thereunder, in the event of a change-in-control of the Company all outstanding stock options will become exercisable and the restrictions on all shares of restricted stock will lapse. If a change in control had occurred on December 31, 2006, (1) the value of the options that would have become exercisable, based on the difference between the closing market price on such date and the exercise price of the options, and (ii) the value of the restricted stock that would have vested, based on the closing market price on that date, for each named executive officer would have been as follows:

Name	Value of Vesting Stock Options	Value of Vesting Restricted Stock
Mr. Chauvin	$427,360	$445,014
Mr. Meche	213,680	222,507
Mr. Bourke	160,260	152,766
Mr. Gallagher	160,260	152,766
Mr. Blanchard	51,297	85,977

CERTAIN TRANSACTIONS

On January 31, 2006, the Company, through an indirect subsidiary, purchased (the “Acquisition”) the facilities, machinery and equipment of Gulf Marine Fabricators, a Texas general partnership (which company changed its name to “Aransas” after the Acquisition), and an indirect subsidiary of Technip-Colfexip USA Holdings, Inc. (“Technip”). Following the Acquisition, the Company’s indirect subsidiary changed its name to G. M. Fabricators, L.P. d/b/a Gulf Marine Fabricators. As consideration for the Acquisition, the Company paid $40,000,000 in cash (subject to a subsequent purchase price adjustment of approximately $5.8 million received from the seller) and issued 1,589,067 shares (or approximately 11% of its outstanding common stock) to Aransas, and permitted Aransas and its affiliates, including Technip, to recommend a director for nomination to the Company’s Board. Aransas recommended Mr. Wishart to the Board for nomination at the Meeting. In connection with the Acquisition, the Company, Aransas and Technip entered into certain other agreements, including the following:

•

a Cooperation Agreement pursuant to which the Company and Technip agree to work together on mutually agreed upon engineer, procure and construct (“EPC”) projects and engineer, procure, install and commission (“EPIC”) projects requiring fabrication work in the Gulf Coast region, and which gives the Company a right of first refusal on the fabrication work in connection with certain bids that Technip may submit;

•

a Lock-Up Agreement prohibiting Aransas Partners and its affiliates from transferring the shares of Company common stock acquired in the Acquisition for a period of two years (subject to adjustment), and a Registration Rights Agreement pursuant to which the Company agreed to file registration statements relating to the shares of Company common stock issued in the Acquisition upon the request of Aransas or its affiliates following the expiration of the lock-up period; and

•

a Non-Competition Agreement partially restricting Aransas Partners and Technip, for a period of two years, from owning or operating a fabrication yard in direct competition with the Gulf Marine Fabricators facility on the United States Gulf Coast.

During 2006, the Company was awarded three contracts with an aggregate value of $14.5 million, from Technip to fabricate various oil and gas industry items for Technip to use with its customers. During 2006, the Company recognized revenue of $1.5 million on these contracts.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company is composed of three directors and operates under a written charter adopted by the Board of Directors, which is posted on the Company’s website at www.gulfisland.com. The current members of the Audit Committee are independent as such term is defined under Nasdaq’s listing standards. The members of the Audit Committee are Gregory J. Cotter (Chairman), Hugh J. Kelly and Ken C. Tamblyn. The Audit Committee selects on behalf of the Board of Directors the independent auditors of the Company.

Management is responsible for the internal controls and the financial reporting process of the Company. The independent auditors are responsible for performing an independent audit of the consolidated financial statements of the Company and its subsidiaries in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and to oversee these processes.

In this context, the Audit Committee met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the consolidated financial statements of the Company for 2006 were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the audited consolidated financial statements for 2006 with management and the independent auditors. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The independent auditors of the Company also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence.

Based upon the Audit Committee’s review and discussions described above and the Audit Committee’s review of the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements for 2006 in the Annual Report on Form 10-K of the Company for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

The Audit Committee

Gregory J. Cotter, Chairman	Hugh J. Kelly	Ken C. Tamblyn

INDEPENDENT AUDITORS

Fees and Related Disclosures for Accounting Services

The following table discloses fees billed for services provided by the Company’s independent auditors, Ernst & Young LLP, for each of the last two fiscal years:

	2006	2005
Audit Fees (1)	$292,000	$193,000
Audit-Related Fees (2)	175,000	14,500
Tax Fees (3)	60,000	69,900
All Other Fees	0	0

(1)	Includes audit fees associated with the Company including Gulf Marine.
(2)	Includes services rendered for 401(k) plan audit, new accounting standards and pronouncements review, and $150,000 of accounting fees related to the acquisition of Gulf Marine (see “Certain Transactions”).
(3)	Relates to services rendered for tax planning, consultation and compliance services.

The Audit Committee has considered and determined that the provision of the above services is compatible with maintaining the independence of the independent auditors.

Pre-Approval Policies and Procedures. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related and tax services, for the upcoming or current fiscal year, subject to a specified cost level. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee in increments of $10,000. In addition, if fees for any service will exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the Audit Committee.

At each regularly-scheduled Audit Committee meeting, management updates the Audit Committee on the scope and anticipated cost of any service pre-approved by the Audit Committee since the last meeting of the Audit Committee, as well as the projected fees for each service or group of services being provided by the independent auditors.

Since the May 6, 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each service provided by the independent auditors was approved in advance by the Audit Committee, and none of those services required use of the de minimis exception to the pre-approval requirement contained in the SEC’s rules.

Independent Registered Public Accounting Firm

Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2006. The Audit Committee has not completed its selection process for fiscal year 2007. Representatives of Ernst & Young LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so. The will also be available to respond to appropriate questions from shareholders.

By Order of the Board of Directors

ROBIN A. SEIBERT

Secretary

Houma, Louisiana

April 4, 2007

ANNUAL MEETING OF SHAREHOLDERS OF

GULF ISLAND FABRICATION, INC.

April 27, 2007

Proof # 2

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê  Please detach along perforated line and mail in the envelope provided.  ê

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of the nominees for directors.					2.	In their discretion to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.
NOMINEES:
☐	FOR ALL NOMINEES	m	John A. Wishart		Please mark, sign, date and return this proxy promptly using the enclosed envelope.
		m	Ken C. Tamblyn
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

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Note:      Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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Proof # 1

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This Proxy is Solicited on Behalf of the Board of Directors of

GULF ISLAND FABRICATION, INC.

The undersigned hereby constitutes and appoints Kerry J. Chauvin and Joseph P. Gallagher, III, or either of them, proxy for the undersigned, with full power of substitution, to represent the undersigned and to vote, as designated on the reverse side, all of the shares of Common Stock of Gulf Island Fabrication, Inc. (the “Company”) that the undersigned is entitled to vote held of record by the undersigned on February 28, 2007, at the annual meeting of shareholders of the Company to be held on April 27, 2007 (the “Annual Meeting”), and at all adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the nominees listed on the reverse side. The individuals designated above will vote in their discretion on any other matter that may properly come before the meeting.

(Please See Reverse Side)

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